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Exhibit 5.1

June 1, 2007

Hercules Offshore, Inc.

11 Greenway Plaza, Suite 2950

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as special counsel to Hercules Offshore, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 (Registration No. 333-142314), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of up to an aggregate of 58,779,285 shares (the “Company Shares”) of common stock of the Company, par value $0.01 per share, including the associated preferred stock purchase rights, to be issued by the Company in connection with the Amended and Restated Agreement and Plan of Merger, effective as of March 18, 2007, by and among the Company, THE Hercules Offshore Drilling Company LLC and TODCO.

As the basis for the opinion hereinafter expressed, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) statutes including the Delaware General Corporation Law (the “DGCL”), (ii) the Certificate of Incorporation of the Company, (iii) the Registration Statement, (iv) the prospectus contained within the Registration Statement, (v) the Bylaws of the Company and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Company Shares, when issued and delivered by the Company as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

Hercules Offshore, Inc.

June 1, 2007

We express no opinion other than as to the federal laws of the United States of America and the DGCL (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Andrews Kurth LLP